UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 2, 2013
Date of Report (Date of earliest event reported)

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	001-32974	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1701 East “E” Street
PO Box 50850
Casper, Wyoming, USA	85605
(Address of principal executive offices)	(Zip Code)

604-689-1659
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2013 the Board of Directors of the Registrant appointed W. Paul Goranson as the Company’s President & Chief Operating Officer and a Director of the Company. Mr. Glenn Catchpole will continue to serve as the Chief Executive Officer and a Director of the Company.

Effective December 1, 2013 the Registrant entered into an employment agreement with Mr. Goranson. Under the terms of the employment agreement Mr. Goranson will have general responsibility for the Company’s day to day operations, reporting to the Chief Executive Officer. Mr. Goranson will receive a base annual salary of USD 230,000 and will be eligible to participate in the Company’s Short Term Cash Incentive Program (“STIP”). Under the STIP, Mr. Goranson will be eligible to receive up to 60% of his annual base salary, in the discretion of the Compensation Committee of the Board of Directors, dependent upon the achievement of pre-set measurable corporate and personal goals, weighted as to 70% and 30% respectively. Mr. Goranson will be eligible to participate in the Company’s extended health benefit program. Mr. Goranson’s relocation expenses incurred in relocating to Casper, Wyoming will be reimbursed by the Company. Mr. Goranson will be granted an initial stock option grant to purchase 250,000 common shares of the Company at an exercise price of USD 1.06 per share, being the five day weighted average closing price of the Company’s common stock for the five trading days prior to December 1, 2013. The initial option grant has a ten year term and will vest in three installments, the first on the grant date as to 40% and the second and third as to 30% each on the first and second anniversaries of the grant date. Subsequent option grants will be in the discretion of the Compensation Committee. Mr. Goranson will be entitled to four weeks of paid vacation per year. The Company has agreed to enter into a change of control agreement with Mr. Goranson under which he will be entitled to compensation of 1.5 times his base annual salary plus his average bonus compensation over the previous 3 years, in the event of a change of control and a termination of his employment by the Company or by Mr. Goranson following a material adverse change in his employment terms. Mr. Goranson and the Company will enter into an indemnification agreement under which Mr. Goranson will be indemnified from loss or liability arising out of his acts or omissions as a director or officer of the Company, on the same terms and conditions as the Company has entered into indemnification agreements with its other directors and officers. The employment agreement contains additional customary terms regarding protection of the Company’s confidential information and adherence to Company policies. Under the agreement, Mr. Goranson’s employment will be “at will”, meaning that either the Company or Mr. Goranson may terminate the employment agreement at any time without cause.

No change has been made to the compensation arrangements between Mr. Catchpole and the Company.

The foregoing description of the employment agreement between the Registrant and Mr. Goranson is qualified in its entirety by reference to the complete text of the agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

The text of the press release issued in connection with the announcement of Mr. Goranson’s appointment as the Company’s President & Chief Operating Officer and a Director is furnished to, not filed with, the SEC, pursuant to Regulation FD, as Exhibit 99.1 to this Current Report on Form 8-K ..

Item 9.01. Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between the Registrant and W. Paul Goranson dated December 1, 2013.

99.1*	Press Release dated December 2, 2013.

*Furnished to the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANERZ ENERGY CORPORATION

DATE: December 2, 2013	By:	/s/ “Sandra MacKay”

Sandra MacKay
Corporate Secretary